UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2020

BYRNA TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	333-132456	71-1050654
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Burtt Road, Suite 115

Andover, MA 01810

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (978) 868-5011

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.02.

Results of Operations and Financial Condition.

On September 10, 2020, the Company issued a press release announcing various business developments. Specifically, the Company announced that: (i) it finished the fiscal third quarter of 2020, ending August 31st, with quarterly sales of approximately $4.2 million, (ii) domestic sales accounted for 88% of the Company’s third quarter revenues and international sales accounted for 12% of its third quarter revenues, (iii) 75% of the Company’ third quarter sales came from e-commerce, 16% came from brick & mortar dealers and 9% from law enforcement agencies, (iv) its 2020 year-to-date sales, as of August 31, 2020, were approximately $5.6 million compared to total sales of $424,000 for the same period in 2019, (v) it sold 10,800 Bynra HD’s during the third quarter, (vi) its production climbed to 14,874 units for the third quarter with the Company producing 1,756 units in June, 2,941 units in July and 10,177 units in August, and (vii) it had a backlog of approximately 23,300 units or $10.4 million, up from $193,000 as of May 31, 2020. A copy of the press release is furnished as Exhibit 99.1 to this current report on Form 8-K.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2020, the Board of Directors of Byrna Technologies Inc. (the “Company”) approved entry into a new employment agreement with Bryan Ganz to continue to serve as the Chief Executive Officer of the Company (the “Employment Agreement”). The Employment Agreement, which is subject to approval of the Company’s stockholders, is effective as of August 31, 2020 (the “Effective Date”) and has a term of three (3) years from the Effective Date, unless terminated earlier pursuant to the terms of the Employment Agreement.

Pursuant to the Employment Agreement, Mr. Ganz will earn $450,000 per year, in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly, which shall be effective retroactively from June 1, 2020. In addition to his base salary, Mr. Ganz will be entitled to a discretionary cash bonus equal to up to one hundred percent (100%) of his base salary (the “Maximum Bonus Amount”), to be based on criteria established and approved by the Compensation Committee of the Board.

In addition, subject to compliance with applicable law and such approvals as may be required by the exchanges on which the Company’s common stock is listed at the time of the grant, Mr. Ganz shall be granted 9,000,000 restricted stock unit awards (“RSUs”). The RSUs shall have a “double trigger” for vesting based on stock price and time, as follows: (1) one-third of the RSUs will be triggered when the Company’s stock trades above $2.00 on a 20-day volume weighted average closing price (“VWAP”), the second one-third of the RSUs will be triggered when the Company’s stock trades above $3.00 on a 20-day VWAP, and the final one-third of the RSUs will be triggered when the stock trades above $4.00 on a 20-day VWAP and (2) Mr. Ganz must remain employed by the Company for three years from the Effective Date for the RSU’s to vest (the “Time Trigger”).

Upon termination without “Cause” or resignation for "Good Reason," Mr. Ganz will receive: (a) twelve (12) months’ salary plus an amount equal to the Maximum Bonus Amount, (b) the benefit of the Time Trigger if the price triggers are satisfied within twelve (12) months of the date of termination, (c) the Company shall reimburse him for the monthly COBRA premium paid for himself and his dependents until the earliest of: (i) the twelve-month anniversary of the termination date; (ii) the date he is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which he receives/becomes eligible to receive substantially similar coverage from another employer or other source.

If such termination without “Cause” or resignation for “Good Reason” follows a Change in Control both the time and price triggers shall be deemed satisfied with respect to all RSUs and such RSUs shall immediately vest. In addition, in the event that the Company is acquired and ceases to exist as a separate publicly traded entity, all triggers will be deemed satisfied and all RSU’s shall vest so that the Executive may tender his underlying shares as part of the sale of Byrna to the Acquiring Company.

Mr. Ganz also entered into a non-compete and non-solicitation agreement with the Company, pursuant to which Mr. Ganz agreed not to compete with the Company or solicit the Company's employees, customers or suppliers for a period of one year after the termination date.

This summary description is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1, to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement, dated September 4, 2020, by and between Byrna Technologies Inc. and Bryan Ganz

99.1	Press Release, dated September 10, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BYRNA TECHNOLOGIES INC.
Date: September 11, 2020	By:	/s/ Bryan Ganz
Name: Bryan Ganz Title: Chief Executive Officer